UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

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The RBB Fund, Inc.

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ABBEY CAPITAL MULTI ASSET FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

October 16, 2020

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Multi Asset Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of (i) a new trading advisory agreement with a new trading adviser, and (ii) new trading advisory agreements entered into with the Fund’s existing trading advisers as part of a reorganization of the Fund’s use of subsidiary companies.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s Board of Directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new trading advisory agreement with a new trading adviser of the Fund and new trading advisory agreements with existing trading advisers. The approval of the new trading advisory agreements as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Multi Asset Fund.

Best regards,

Salvatore Faia

President

The RBB Fund, Inc., on behalf of the Abbey Capital Multi Asset Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com

ABBEY CAPITAL MULTI ASSET FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

October 16, 2020

This Information Statement is being provided to the shareholders of the Abbey Capital Multi Asset Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding (i) a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Crabel Capital Management, LLC (“Crabel”), and Abbey Capital Multi Asset Offshore Fund Limited, the Fund’s wholly-owned and controlled subsidiary organized under the laws of the Cayman Islands (the “ACMAOF ”), and (ii) new trading advisory agreements among Abbey Capital; ACMAF Offshore SPC, a wholly-owned and controlled subsidiary of the Fund organized as a segregated portfolio company under the laws of the Cayman Islands (the “SPC” and also known as “ACMAOF” under the existing trading advisory agreements); a new wholly-owned subsidiary of the Fund to be organized as a Delaware series limited liability company (the “Onshore Subsidiary”); and each existing trading adviser of the Fund, including Crabel (the “New Trading Advisory Agreements”). THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 35 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets among a “Managed Futures” strategy, a “Long U.S. Equity” strategy and a “Fixed Income” strategy. The Managed Futures strategy is achieved by the Fund investing in managed futures investments, including (i) options, (ii) futures, (iii) forwards, (iv) spot contracts, or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices (the “Futures Portfolio”). The Fund may make some or all of its investments in the Futures Portfolio through ACMAOF and may invest up to 25% of its total assets in the ACMAOF. The Adviser may allocate assets of the ACMAOF to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities, and (v) systematic trading strategies which incorporate technical and fundamental variables.

The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates a portion of the assets of the Fund and ACMAOF to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (the “SEC”) as investment advisers provide advice only regarding matters that do not involve securities. The trading strategies employ several different trading styles using different research and trading methodologies, in a wide range of global financial and commodity markets operating over multiple time frames. Trading Advisers may use discretionary approaches aimed at identifying value investments and turning points in trends. The Fund invests in U.S. and non-U.S. markets and in developed and emerging markets.

In addition to Crabel, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Aspect Capital Limited; Eclipse Capital Management, Inc.; Revolution Capital Management, LLC; Tudor Investment Corporation; and Welton Investment Partners LLC.

The Long U.S. Equity strategy is achieved by the Adviser targeting an allocation of approximately 50% of the Fund’s total assets in a portfolio of one or more U.S. equity index futures (the “Equity Portfolio”). The Adviser will monitor the percentage of the Fund’s total assets that form the Equity Portfolio on a daily basis. The Adviser establishes “rebalancing thresholds” so that if at any time the percentage of the Fund’s total assets invested in the Equity Portfolio is above or below the target allocation of approximately 50% by a specific amount, then the Adviser seeks to rebalance the Equity Portfolio back towards its target allocation of approximately 50%. Such rebalancing thresholds will be determined by the Adviser and may be subject to change from time to time.

As part of the Long U.S. Equity strategy, the Fund may invest in all types of equity and equity-related securities, including without limitation exchange-traded and over-the-counter common and preferred stocks, futures, warrants, options, rights, convertible securities, sponsored and unsponsored depositary receipts and shares, trust certificates, participatory notes, limited partnership interests, and shares of other investment companies (including exchanged-traded funds) and real estate investment trusts. The Fund may also participate as a purchaser in initial public offerings of securities, a company’s first offering of stock to the public.

The Fixed Income strategy invests the Fund’s assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund’s Managed Futures and Long U.S. Equity strategies. The level of the Fund’s assets invested in the Fixed Income Strategy will be managed and rebalanced pursuant to thresholds determined by the Adviser, which may be subject to change from time to time. In line with these thresholds, any proceeds of maturing fixed income securities will be substantially reinvested into additional fixed income securities. The Fund must set aside liquid assets to “cover” open positions with respect to its managed futures investments. The Fixed Income strategy investments may be used to help cover the Fund’s derivative positions. ACMAOF may also cover written options with offsetting purchased options in the same commodity and maturity, or by the purchase or sale of the underlying commodity future, in an amount great than or equal to that required by an exercised option.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Fund’s Futures Portfolio. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund’s investment objective, policies, strategies and restrictions, and monitors each Trading Adviser’s adherence to its investment style. The Board of Directors (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed may be actively managing the Fund’s or ACMAOF’s assets at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser’s view of the Trading Adviser’s current opportunities, changes in a Trading Adviser’s personnel or a Trading Adviser’s adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of its average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered three classes of shares: Class I Shares, Class A Shares and Class C Shares. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit Total Annual Fund Operating Expenses (excluding certain items discussed below) to 1.79%, 2.04% and 2.79% of the Fund’s average daily net assets attributable to Class I Shares, Class A Shares and Class C Shares, respectively. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net Total Annual Fund Operating Expenses to exceed 1.79%, 2.04% or 2.79%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2021 for Class I Shares, Class A Shares and Class C Shares, and may not be terminated prior to that date without the approval of the Board. If at any time the Fund’s Total Annual Fund Operating Expenses (not including acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes) for a year are less than 1.79%, 2.04% and 2.79%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

Crabel Capital Management, LLC and the Crabel Agreement

At a special meeting of the Board held on June 23, 2020, the directors, including a majority of those directors who are not “interested persons” of the Company, as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”) voting separately, approved a new trading advisory agreement among the Adviser, Crabel, and ACMAOF (the “Crabel Agreement”). The initial allocation of Fund assets to Crabel occurred on July 20, 2020.

The terms and conditions of the Crabel Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Crabel under the Crabel Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Crabel Agreement, Crabel receives a fee from the Adviser to manage a portion of the assets of the ACMAOF allocated to Crabel by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser, and not by the Fund or ACMAOF, out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Crabel Agreement been in effect during the last fiscal year.

The Crabel Agreement provides that Crabel shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Fund and the ACMAOF, as applicable, in accordance with the terms of the Crabel Agreement and the Supplemental Trading Agreement entered into by the Adviser and Crabel in relation to the Allocated Assets and, except as otherwise disclosed to the Adviser, in accordance with (i) the investment objective, policies and restrictions of ACMAOF and the Fund set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Company’s Chief Compliance Officer, or by the Board that have been furnished in writing to Crabel, (ii) the written instructions and directions received from the Adviser and the Company as delivered; and (iii) all laws applicable to ACMAOF and Crabel in performing its duties under the Crabel Agreement, all as may be in effect from time to time.

The Crabel Agreement provides that Crabel may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Fund or ACMAOF, as applicable as well as other fiduciary or agency accounts managed by Crabel, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Crabel further agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Crabel currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Fund or ACMAOF given Crabel’s current accounts and all proposed accounts for which Crabel has a contract to act as a CTA.

The Crabel Agreement provides that it will continue in effect for an initial term ending August 16, 2021, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Crabel, cast in person at a meeting called for the purpose of voting on such approval. The Crabel Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Crabel, by Crabel upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Crabel, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Crabel Agreement also automatically terminates upon termination of the Advisory Agreement.

The Crabel Agreement provides that Crabel shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from Crabel’s material breach of the Crabel Agreement or its representations or warranties therein or resulting from Crabel’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Crabel be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Company’s assets not managed by Crabel pursuant to the Crabel Agreement.

The Crabel Agreement provides that Crabel shall indemnify the Adviser, the Company, the Fund and ACMAOF, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser Indemnified Persons may sustain as a result of the Crabel’s breach of the Crabel Agreement or its representations and warranties therein or as a result of Crabel’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Crabel Agreement provides that the Adviser shall indemnify Crabel, its affiliates and its controlling persons (the “Crabel Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of the Crabel Agreement or its representations and warranties therein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Crabel Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Crabel Indemnified Person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Crabel. Crabel manages a portion of the Fund’s assets using the Crabel Advanced Trend Program. Crabel is organized as a Wisconsin limited liability company and its main office is located at 10250 Constellation Blvd, Suite 2650, Los Angeles, CA 90067, United States. Crabel is registered as a CTA and CPO with the CFTC and is a member of the National Futures Association (the “NFA”). Crabel is also registered as an investment adviser with the SEC. Crabel is a global alternative investment firm that specializes in systematic, automated trading of worldwide futures and currencies. The Crabel Advanced Trend Program is a portfolio of systematic trading strategies designed to efficiently capture long-term trend following returns across a diverse set of global futures and foreign exchange instruments. Crabel is controlled by William Harrison (Toby) Crabel.

Michael Pomada is the President and Chief Executive Officer of Crabel and is a member of the firm’s Executive Committee. He began his career in the interactive entertainment industry in sales and business development. After completing his MBA, Mr. Pomada went to UBS before managing portfolios for Manchester Trading (Niederhoffer) & Coast Asset Management. Upon joining Crabel in 2008, Mr. Pomada managed an equity portfolio while assisting in the oversight of Crabel’s equity strategies. Starting in late 2009, Mr. Pomada and a colleague led the effort to revamp the firm’s execution processes, infrastructure and algorithmic trading/microstructure research. Mr. Pomada joined the firm’s Executive Committee in 2010 and became Chief Operating Officer in June 2011. In July 2016 he was promoted to Chief Executive Officer and President. In this role, Mr. Pomada focuses on research and product development and continues to oversee the front office teams. Mr. Pomada has been registered as an NFA associate member and an associated person of Crabel since May of 2012 and listed as a principal of Crabel since January of 2013.

Grant Jaffarian is a Portfolio Manager at Crabel and is a member of the firm’s Executive Committee. He began his career at Belgium-based Analytic Investment Management, a high turnover futures manager acquired by Robeco Bank. Upon leaving Analytic Investment, Mr. Jaffarian founded Petra Intraday, a short-term systematic emerging manager. In 2004, Mr. Jaffarian joined Efficient Capital Management, LLC where he served as Chief Investment Officer before departing in December 2012. Mr. Jaffarian founded AlphaTerra, LLC in April 2013 to work with promising quant systematic trading strategies. In March 2014, AlphaTerra was acquired by Crabel and Mr. Jaffarian assumed the role of Portfolio Manager for the Crabel Advanced Trend Program. Mr. Jaffarian joined the firm’s Executive Committee in April 2016. Mr. Jaffarian has been listed as a principal and associated person of Crabel since January 2017.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Crabel indicating position(s) held with Crabel. The address of each individual is c/o Crabel at the address noted above.

Name	Position(s) Held with Crabel
William Harrison (Toby) Crabel	Chairman and Chief Investment Officer
Michael Pomada	President and Chief Executive Officer
Richard Rusin	Chief Operating Officer
Constance Wick	Chief Compliance Officer and General Counsel

Other Advisory Clients. Crabel also acts as investment sub-adviser to another mutual fund listed below, which has a similar investment objective to that of the Fund. The table below sets forth certain information with respect to that mutual fund.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Goldman Sachs Multi-Manager Alternatives Fund	$153.40MM as of September 30, 2020*	Confidential

2.12% with respect to Class A shares, 2.87% with respect to Class C shares, 1.80% with respect to Institutional class shares, 1.87% with respect to Investor class shares, 2.37% with respect to Class R shares, and 1.79% with respect to Class R6 shares of the fund’s average daily net assets (excluding acquired fund fees and expenses, taxes, dividend and interest payments on securities sold short, interest, brokerage fees, expenses of shareholder meetings, litigation and indemnification, and extraordinary expenses)**

Abbey Capital Futures Strategy Fund	$863.97MM as of September 30, 2020	Confidential

1.79% with respect to Class I shares, 2.04% with respect to Class A shares, 2.79% with respect to Class C shares, and 2.04% with respect to Class T shares of the fund’s average daily net assets (excluding acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes)**

*	At October 1, 2020, the Goldman Sachs Multi-Manager Alternatives Fund had allocated $0 to the Crabel Advanced Trend Program.
**	This expense limitation agreement is made by the fund’s adviser and not by Crabel.

The New Trading Advisory Agreements

At a meeting of the Board held on September 16-17, 2020, the Board approved a restructuring of the Fund’s subsidiary structure as described herein (the “Restructuring”). As a result of this Restructuring, the Fund will enter into New Trading Advisory Agreements with the following existing Trading Advisers: Aspect Capital Limited; Crabel Capital Management, LLC; Eclipse Capital Management, Inc.; Revolution Capital Management, LLC; Tudor Investment Corporation; and Welton Investment Partners LLC. The terms of each New Trading Advisory Agreement are substantially the same as the existing Trading Advisory Agreements with the exception of the parties entering into each New Trading Advisory Agreement.

Following the Restructuring, the Fund may invest up to 25% of its assets in ACMAF Master Offshore Limited, a newly formed wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the “Cayman Subsidiary”). Additionally, Abbey Capital Multi Asset Offshore Fund Limited (the “ACMAOF”), the Fund’s prior wholly-owned subsidiary, will become a wholly-owned subsidiary of the Cayman Subsidiary through a share exchange between the Fund and the Cayman Subsidiary.

The ACMAOF will be registered as a segregated portfolio company under the laws of the Cayman Islands under the name ACMAF Offshore SPC (the “SPC”). The Cayman Subsidiary will invest all or substantially all of its assets in segregated portfolios of the SPC. The Cayman Subsidiary will serve solely as an intermediate entity through which the Fund will invest in the SPC. The Cayman Subsidiary will make no independent investment decisions and will have no investment or other discretion over the Fund’s investable assets.

Currently, the Adviser allocates the assets of the ACMAOF to one or more Trading Advisers to manage in percentages determined at the discretion of the Adviser. Upon conversion of the ACMAOF to the SPC in connection with the Restructuring, the Adviser will continue to allocate the assets of the SPC to one or more Trading Advisers in percentages determined at the discretion of the Adviser. Additionally, the SPC will designate a separate segregated portfolio for its assets allocated to each Trading Adviser.

In addition, as part of the Restructuring, the Fund intends to form a new wholly-owned subsidiary organized as a Delaware series limited liability company (the “Onshore Subsidiary” and together with the Cayman Subsidiary, the "Subsidiaries"). Following the Restructuring, the Fund may invest a portion of its assets in segregated series of the Onshore Subsidiary. The Adviser may allocate the assets of the Onshore Subsidiary to one or more Trading Advisers in order to gain exposure to financial futures markets and forward foreign currency exchange contracts. Additionally, the Onshore Subsidiary will designate a separate segregated series for its assets allocated to each Trading Adviser.

At a regular meeting of the Board held on September 16-17, 2020, the directors, including a majority of Independent Trustees voting separately, approved new trading advisory agreements among the Adviser, each existing Trading Adviser and the Subsidiaries. The New Trading Advisory Agreements will become effective immediately following the Restructuring.

The terms and conditions of each New Trading Advisory Agreement are substantially the same as those of the existing trading advisory agreement with the applicable Trading Adviser. The terms and conditions of the New Trading Advisory Agreements are also substantially similar to the terms and conditions of the Crabel Agreement, described above.

Under the New Trading Advisory Agreements, each Trading Adviser receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to each Trading Adviser by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The trading services to be provided by each Trading Adviser and the fee structure under the New Trading Advisory Agreements are identical to the services provided and the fee structure under the existing trading advisory agreements.

Each New Trading Advisory Agreement provides that it will continue in effect for an initial term ending August 16, 2021, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Company who are not interested persons of the Company, the Adviser or a Trading Adviser, cast in person at a meeting called for the purpose of voting on such approval. A New Trading Advisory Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to a Trading Adviser, by a Trading Adviser upon 60 days' written notice to the Company and the Adviser, or by the Adviser immediately upon notice to a Trading Adviser, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). Each New Trading Advisory Agreement also automatically terminates upon termination of the Advisory Agreement.

Board’s Considerations in Approving the Crabel Agreement and the New Trading Advisory Agreements

The Board, including a majority of Independent Trustees, approved the Crabel Agreement and the New Trading Advisory Agreements (together, the “Agreements”) at meetings (“Meetings”) of the Board held on June 23, 2020 and September 17, 2020, respectively. In considering the Agreements, the Board took into account all materials provided prior to and during the Meetings and at other meetings throughout the past year, the presentations made during the Meetings, and the discussions held during the Meetings. Among other things, the Board considered (i) the nature, extent, and quality of services provided or to be provided to the Fund by each Trading Adviser; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) each Trading Adviser’s investment philosophies and processes; (iv) each Trading Adviser’s assets under management and client descriptions; (v) each Trading Adviser’s soft dollar commission and trade allocation policies; (vi) each Trading Adviser’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) each Trading Adviser’s compliance procedures; and (viii) each Trading Adviser’s financial information and insurance coverage.

The Board considered the nature, extent, and quality of services to be provided by each Trading Adviser. The Board also considered the fees payable to each Trading Adviser under the proposed Agreements and the services to be provided by each Trading Adviser. In this regard, the Board noted that the fees for each Trading Adviser were payable by the Adviser.

After reviewing the information regarding the Adviser’s and each Trading Adviser’s costs, profitability and economies of scale, and after considering the services to be provided by each Trading Adviser, the Board concluded that the trading advisory fees to be paid by the Adviser to each Trading Adviser were fair and reasonable and that each Agreement should be approved for an initial period ending August 16, 2021.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2020, after waivers, the Fund paid advisory fees to the Adviser of $332,712, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $157,629.

As of September 30, 2020 (the “Record Date”), the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2020, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of September 30, 2020, the Adviser had over $3.2 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the NFA. Abbey Capital serves as the Fund's and Subsidiaries' investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Director and Non-Executive Chairman
Peter G. Carney	Chief Operating Officer
Anthony Gannon	Director and Chief Investment Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Louise Harris	Chief Compliance Officer
David McInerney	Chief Financial Officer
Patrick Ryan	Chief Risk Officer
Mick Swift	Director and Chief Executive Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiaries and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 777 East Wisconsin Avenue, 6th Floor, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. Copies of the Fund’s most recent annual and semi-annual reports, including financial statements, have previously been mailed to shareholders. The Company will furnish, without charge, an additional copy of the Fund’s most recent annual report and subsequent semi-annual report to any shareholder upon request addressed to: Abbey Capital Multi Asset Fund, c/o U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Multi Asset Fund
Class I	3,453,309

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of Record Date
Abbey Capital Multi Asset Fund — Class I	Abbey Capital Limited* 1-2 Cavendish Row Dublin 1 Ireland	2,777,484 80.43%
Abbey Capital Multi Asset Fund — Class I	National Financial Services LLC For the Exclusive Benefit of Its Customers 499 Washington Blvd Fl 4th Jersey City, NJ 07310-1995	559,124 16.19%

*	Beneficial Owner

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6484 or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.